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                     June 10, 2022

       Billy Cho
       Chief Financial Officer
       Zai Lab Ltd
       4560 Jinke Road
       Bldg. 1, Fourth Floor
       Pudong
       Shanghai, China

                                                        Re: Zai Lab Ltd
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-38205

       Dear Mr. Cho:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Thomas Danielski